Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into and effective as of December 31, 2015, (the “Amendment Date”), by and between Samson Oil and Gas USA, Inc., a Colorado corporation (“Company”), and Terence M. Barr (“Employee”) in order to amend that certain Employment Agreement between Employee and Company originally dated January 1, 2011, as previously amended on December 20, 2011 and November 7, 2013 (collectively, the “Agreement”). All capitalized terms not defined herein shall have the meaning given to them in the Agreement.

Recitals

By this Amendment, Company and Employee wish to amend the Agreement to (a) extend its Term to December 31, 2017, (b) modify and simplify the compensation terms, including bonus eligibility and (c) modify the compensation payable upon termination of employment that is not for Cause.

Amendment

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, Company and Employee agree to amend the Agreement as follows:

A. Section 1.1 of the Agreement is deleted and the following new Section 1.1 is inserted in its place:

1.1 Employment and Term. Company hereby agrees to employ Employee and Employee hereby agrees to serve Company, on the terms and conditions set forth herein, for the period commencing on the Effective Date and continuing through December 31, 2017, unless sooner terminated in accordance with the terms and conditions hereof (the “Term”). The Term will not be extended unless the parties agree otherwise in writing. If Employee continues to be employed after the end of the Term, he will be an at will employee without the benefit of any of the terms of this Agreement.

B. Section 2 of the Agreement is deleted and the following new Section 2 is inserted in its place:

2. Compensation.

    2.1 Total Salary. Employee shall receive total annual compensation in an amount set by the Board from time to time throughout the Term (the “Total Salary”). The Total Salary will be accrued on a daily basis and payable in installments consistent with Company’s normal payroll schedule, subject to applicable withholding and other taxes. As of the Effective Date, Employee’s Total Salary is $400,000. Employee’s Total Salary may be increased during the Term, but shall not be decreased without Employee’s written consent provided, however, that Employee’s Total Salary may be reduced without Employee’s consent by the same proportion as other Company employees if and to the extent that the Board imposes a Company-wide reduction in salary on substantially all of Company’s employees.

2.2 Incentive Compensation. In addition to and not as a substitute for Employee’s Total Salary, Employee shall be eligible for an annual bonus, as determined by the Board in its sole discretion no later than July 15 of each calendar year. While the Board retains the discretion to grant a larger bonus or no bonus at all, the targeted maximum for this discretionary annual bonus, based on exemplary performance in all quantitative and qualitative criteria that may be considered by the Board, in its sole discretion, shall be 100% of the Total Salary paid to Employee in the calendar year preceding the grant of the bonus.

2.3 Relocation Expenses.

(a) If Company’s offices to which Employee is assigned are relocated outside of the Denver, Colorado metropolitan area and Employee remains employed by Company pursuant to this Agreement, then Company shall pay all reasonable relocation expenses incurred by Employee in relocating to Company’s new location. The requirements for the timing of such expenses and their reimbursement shall be subject to and in accordance with the relocation expense payment policies and procedures of Company, as in effect as of the date Employee is advised of the relocation.

C. Section 3.2 of the Agreement is deleted and the following new Section 3.2 is inserted in its place:

3.2 Additional Benefits. During the Term, Company shall make available to Employee such benefits and perquisites as are generally provided by Company to its senior management (subject to eligibility), including but not limited to participation in any group life, medical, health, dental, disability or accident insurance, pension plan, 401(k) savings and investment plan, profit-sharing plan, employee stock purchase plan, incentive compensation plan or other such benefit plan or policy, if any, which may presently be in effect or which may hereafter be adopted by Company for the benefit of its senior management or its employees generally, in each case subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement (the “Additional Benefits”).

D. Section 4.4 of the Agreement is deleted and the following new Section 4.4 is inserted in its place:

4.4 Termination Without Cause. At any time Company shall have the right to terminate this Agreement and Employee’s employment hereunder by written notice to Employee. Upon any termination without Cause pursuant to this Section 4.4, Company (a) shall pay Employee any unpaid amounts of his Total Salary accrued prior to the date of termination, (b) shall reimburse Employee for all expenses described in Section 3.1 of this Agreement incurred prior to the date of termination and (c) shall pay Employee an amount (“Severance Payments”) equal to his Total Salary for a period of twelve (12) months, paid ratably over such twelve (12) month period or in a lump sum, as determined by the Board, subject to all appropriate withholdings and deductions, provided, however, that no Severance Payments shall be paid until Employee has signed and delivered a release agreement satisfactory to Company and not revoked it during any applicable statutory revocation period. Employee will forfeit the right to any Severance Payments under this Section 4.4 unless such release is signed and not subsequently revoked within ninety (90) days after it is provided to Employee by Company. Employee shall receive the Additional Benefits for the period of time during so long as Severance Payments are being made to Employee (the “Severance Benefits”) Upon making the Severance Payments and providing the Severance Benefits, if any, required by this Section 4.4, Company shall have no further liability to Employee other than any amounts duly payable pursuant to any 401K plan, employee benefit plan, life insurance policy or other plan, program or policy then maintained or provided by Company to Employee pursuant to the terms thereof.

E. Section 5.2 of the Agreement is deleted and the following new Section 5.2 is inserted in its place:

5.2 Non-solicitation of Customers and Employees. During the Term and during the twelve (12) month period following the later to occur of (a) the termination of this Agreement or (b) the termination of Employee’s employment by the Company or engagement as a consultant to the Company (the “Severance Period”), Employee (a) shall not solicit the business of any person, company or firm which is a former, current, or prospective customer or business partner of Company or Parent (a “Customer”) for the benefit of anyone other than Company or Parent if the business solicited is of a type offered by Company or Parent during the Term, (b) shall not solicit or encourage any Customer to modify, diminish or eliminate its business relationship with Company or Parent or take any other action with respect to a Customer which could be detrimental to the interests of Company or Parent, and (c) shall not solicit for employment or for any other comparable service, such as consulting services, and shall not hire or engage as a consultant any employee or independent contractor employed or engaged by Company or Parent at any time during the Term. Employee acknowledges that violation of this covenant constitutes a misappropriation of Company’s or Parent’s trade secrets in violation of his duty of confidentiality owed to Company.

F. Exhibit A to the Agreement is deleted.

G. Miscellaneous. This Amendment (a) shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to principles of conflict of laws; (b) may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document; and (c) constitutes the entire agreement of the parties and may not be modified except by a writing signed by all parties.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment to be effective as of the date set forth above.

COMPANY:

SAMSON OIL AND GAS USA, INC.

By:	/s/ Robyn Lamont
Robyn Lamont,
Vice President-Finance

PARENT:

SAMSON OIL AND GAS LIMITED

By:	/s/ Peter Hill
Peter Hill, Director

Attest:	/s/ Denis Rakich
Denis Rakich, Secretary

EMPLOYEE:

By:	/s/ Terence M. Barr
Terence M. Barr

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